SCHEDULE 14A (RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.	[ ]	Confidential, for use of the
Commission only (as permitted
by Rule 14a-6(e)(2)).

[X] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material under Rule 14a-12.

DNAPRINT GENOMICS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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[ ]	Fee paid previously with preliminary materials:

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

DNAPRINT GENOMICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
July 29, 2004

Dear Stockholders:

      You are cordially invited to attend the 2004 annual meeting of stockholders on Thursday, July 29, 2004 at the offices of DNAPrint Genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236 at 10:00 AM Eastern Standard Time. At the meeting we will:

  Elect directors for the upcoming year.
  Ratify the selection of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2004.
  Transact such other business as may properly come before the annual meeting and at any adjournment thereof.

     Stockholders of record at the close of business on June 18, 2004 are entitled to vote at the annual meeting. If you are not planning to attend the meeting, it is still important that your shares be represented. Please complete, sign, date, and return to the Company the enclosed proxy card in the envelope provided at your earliest convenience. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

Sincerely,

TONY FRUDAKIS
Secretary

DNAPRINT GENOMICS, INC.
PROXY STATEMENT FOR 2004 ANNUAL MEETING OF SHAREHOLDERS
July 29, 2004

      This Proxy Statement is furnished to the stockholders in connection with the solicitation of proxies by the Company's Board of Directors for use at the DNAPrint Genomics, Inc. (the "Company") 2004 Annual Meeting of Stockholders to be held at the offices of DNAPrint Genomics, Inc., 900 Cocoanut Avenue, Sarasota, FL 34236 on Thursday, July 29, 2004 at 10:00 AM Eastern Standard Time and any adjournment thereof. The matters to be considered and acted upon at the meeting are set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the form of Proxy will first be sent to Stockholders on or about July 1, 2004.

      The record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting has been fixed by the Board of Directors as the close of business on June 18, 2004. As of that date there were 709,095,700 shares of Common Stock ("Common Stock") of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each of the matters listed in the Notice of Annual Meeting. The Common Stock is the only outstanding class of the Company's securities.

      If the accompanying Proxy is signed and returned, the shares represented by the Proxy will be voted as specified in the Proxy. Where no choice is specified, the Proxy will be voted in favor of the proposals described herein. Stockholders who execute Proxies may revoke them by notifying the Secretary at any time prior to the voting of the Proxies.

      The complete mailing address of the Company is 900 Cocoanut Avenue, Sarasota, Florida 34236.

EXPENSE AND MANNER OF SOLICITATION

      The Company will bear the cost of this solicitation, including amounts paid to banks, brokers and other record owners to reimburse them for their expenses in forwarding solicitation material regarding the 2004 Annual Meeting to beneficial owners of the Company's Common Stock. The Company has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $7,500, plus reimbursement for out-of-pocket expenses. The solicitation will be by mail, with the material being forwarded to the stockholders of record and certain other beneficial owners of the Common Stock.

ELECTION OF BOARD OF DIRECTORS

      A board of three (3) directors will be elected by a plurality of the votes cast by stockholders represented and entitled to vote at the Annual Meeting. Directors are elected at the annual meeting to hold office until the next annual meeting, and until their successors are elected and qualified. The board of directors has designated the following persons as nominees. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for: Tony Frudakis, Richard Gabriel and Hector Gomez. All nominees have agreed to serve if elected, and each of them has consented to being named in this Proxy Statement. All of the nominees for directorship are now directors of the Company. If a nominee is unable or unwilling to serve at the time of the election, the people named as proxies have the right to vote according to their judgment for another person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE ELECTION OF MESSRS. FRUDAKIS, GABRIEL, AND GOMEZ.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND EXECUTIVE OFFICERS

      All Directors are elected annually by a plurality of the shares represented and hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. Executive Officers serve at the discretion of the Board of Directors.

      The following table provides information regarding each nominee for election to the Board of Directors and about each of the Company's Directors and executive officers holding office since January 1, 2003:

NAME	AGE	POSITION

Richard Gabriel*	55	Chief Executive Officer, Director

Tony Frudakis	36	Chief Scientific Officer, Secretary, Director

Hector Gomez	64	Chairman of the Board of Directors, Chief Medical Officer

Monica Tamborini*	47	Chief Financial Officer, Chief Operating Officer

*  Mr. Gabriel and Ms. Tamborini are married.

Dr. Frudakis has served on our board and has been an officer since our inception. Dr. Gomez has served as a director since 2002 and as an officer since May 2003. Mr. Gabriel has served as a director since 2002 and as an officer since March 2003. Ms. Tamborini has been an officer since May 2003.

Richard Gabriel

Mr. Gabriel joined us in November 2003 as a Director. As Chief Executive Officer, he, along with our other Board members, formulates and communicates strategic direction. He continues in that capacity and in addition, in March 2003, he agreed to join us as President. In his role as President, Mr. Gabriel is responsible for and oversees all aspects of our business.

Prior to joining us, Mr. Gabriel consulted for several start-up companies while working as a partner at Genbiomics, LLC and as head of Life Sciences Practice at Semaphore, Inc. From 1998 until 2001, Mr. Gabriel served as Chief Executive Officer and President of Calix Corporation, parent company to Pharm-Eco Laboratories, Inc. He was one of five Core Team Members that set the overall strategic direction for Pharm-Eco Laboratories, Inc. and helped guide Pharm-Eco's high performance self-directed organization. He obtained his MBA from Suffolk University's Executive MBA Program, Boston, Massachusetts in 1985 and his B.S. in Chemistry from Ohio Dominican College, Columbus, Ohio in 1978.

Tony Frudakis, Ph.D.

Dr. Frudakis, our founder, has been with us since the Company's inception. He has served in many capacities, including CEO/President. Dr. Frudakis now serves as Chief Scientific Officer and is responsible for executing research and development goals and objectives, under the direction of the Board of Directors. As a member of the Board of Directors, Dr. Frudakis also participates in strategic planning, concentrating on his field of expertise, biologic and genomics science and innovation. Dr. Frudakis has been serving as a director and officer since inception.

Prior to DNAPrint genomics, Inc., Dr. Frudakis founded GAFF biologic, the predecessor in interest to our Florida subsidiary, in 1998. He served as its President and Chief Executive Officer. Early in his career, Dr. Frudakis was a research scientist for Corixa Corporation. While at Corixa he developed several new techniques for RNA fingerprinting, managed and executed high-throughput gene discovery programs for various cancers and was instrumental in the company's early success in attracting research and development partners. In all, his work has resulted in a patent portfolio for over 350 unique genes and 2 products.

Hector Gomez, M.D, Ph.D.

Dr. Gomez has served on our board of directors since March 2002. As Chairman of the Board, Dr. Gomez leads the members in their governing obligations. In addition, in May 2003, Dr. Gomez agreed to join us as Chief Medical Officer. In this capacity, he is responsible for overseeing and managing our efforts to commercialize our pharmacogenomic products.

In addition to his duties with us, he is a partner in Genbiomics, LLC, a consulting firm. From 2001 to 2002, he was Chief Executive Officer of Zengen, Inc., a biotechnology company. From 2000 to 2001, he was Chief Executive Officer of Nutri Logics, Inc., a consumer products company. Prior to joining Nutri Logics, from 1994 to 1999, he was Chief Executive Officer of Transcend Therapeutics, a biotechnology company. Concurrent with these positions, since 1999, Dr. Gomez has served as a Clinical Associate Professor of Pharmacology and Medicine at the University of South Florida, College of Medicine (voluntary faculty). His research career to date has focused on the clinical pharmacology of Hypertension, Hypokalemia, Hyperglycemia, Hyperuricemia and Hypercholesteremia drugs.

Monica Tamborini

In May 2003, Ms. Tamborini joined us as Chief Financial Officer and Chief Operating Officer. As CFO, Ms. Tamborini oversees and manages all accounting functions, including financial reporting, as well as helping to obtain outside capital to fund our operations. As COO, she is responsible for seeing that operations run efficiently and effectively and that we have the necessary personnel and infrastructure required to execute the Board's strategic plan of operations.

Prior to joining us, Ms. Tamborini had served in controller and CFO positions since 1988. From 1992 to 2001, she was CFO for Calix Corp and its subsidiary Pharm-eco Laboratories. Ms. Tamborini was also one of the five core team members for Pharm-eco Laboratories that set the overall strategic direction of the company. Her main focus was operations and finance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The following table sets forth the names, number of late reports, number of late reported transactions and known failures to file a required report with respect to required filings under Section 16(a) the Exchange Act by the Company's officers, directors and stockholders.

Name	Late Reports	Transactions	Known Failure

Tony Frudakis	7	21	0

Richard Gabriel	2	1	0

Hector Gomez	2	1	0

Monica Tamborini	2	1	0

COMPENSATION OF DIRECTORS

     On February 22, 2002, we entered into an agreement with Dr. Gomez when he joined our board of directors. In consideration of Dr. Gomez' agreement to serve on the Board of Directors, we granted him options to purchase 2,600,000 shares of our stock at an exercise price of $0.03 per share. The options vest ratably over a period of four years from the date of the contract. As of June 18, 2004, approximately 1,191,667 options to purchase shares had vested and no vested options had been exercised. In addition, we agreed to pay him a cash director's fee of $20,000 per year.

Fiscal Year End Option Values

(a)	(d)	(e)

Name	Number of Securities Underlying	Value of Unexercised In-
	Unexercised Options at Fiscal	the-Money Options at Fiscal
	Year End	Year End

Exercisable/Unexercisable

Hector Gomez	2,600,000	$ 101,400*

1,191,667 / 1,408,333

There were no options exercised during fiscal year 2003.

* Calculated based on the closing price of .069 on December 31, 2003 less the exercise price of .03 multiplied by 2,600,000.

BOARD AND COMMITTEE MEETINGS

     During 2003, all directors were in attendance at all meetings of the board of directors. The board of directors held eight meetings during 2003. Currently, there are no standing committees of the board.

BOARD NOMINATING PROCESS

      Our Board of Directors does not have a standing nominating committee responsible for identifying, reviewing and recommending nominees to serve as members of the Board. Instead, the entire Board of Directors fulfills this function, and each member of the Board participates in the consideration of director nominees. Given the small size of the Company and its Board, and the Company's limited resources, the Board does not believe that creating a separate nominating committee would result in any greater efficiency in the nominating process or quality of nominees. Accordingly, the Board of Directors has concluded that the Company and its stockholders would be best served by having the entire Board of Directors act in place of a nominating committee. Because all of them hold positions as executive officers, our Directors are not "independent" with respect to the Company.

      Our Board has not adopted minimum qualifications for director candidates. Instead, in evaluating potential director candidates, the Board takes into account a wide variety of factors, including each candidate's suitability, professional qualifications and expertise in relation to the composition and performance of the Board as a whole. We do not have any arrangements with third parties to identify potential director candidates. For the same reason, the Board does not have a policy with regard to the consideration of director candidates recommended by security holders. Although the Board of Directors does not have such a policy, the Board would consider any such recommendation as it would any other recommended nominee.

EXECUTIVE COMPENSATION

     The compensation and awards that have been earned by our executives are listed below.

Summary Compensation Table

Name and Principal Capacity	Year	Salary	Restricted	All Other
			Stock Awards [1]	Compensation [2]

Richard Gabriel [3]
Director, Chief Executive	2002	$ 0	$0	$0
Officer, President	2003	$ 0	$870,000 [4]	$444,808

1 The dollar value of the restricted stock is calculated by multiplying the closing market price of our unrestricted stock on the date of grant, May 16, 2003, by the number of shares awarded. For book purposes, the value is calculated by applying a 15% discount on the closing price.

2 Because the grantees can not sell their stock for cash to cover the tax liability that will be due, we agreed to cover the tax liability associated with the stock grant in cash by the date that the tax will be due by the grantee. This was earned in 2003 but will be paid in 2004.

3 Mr. Gabriel joined our Board of Directors during 2002 and became our President in 2003.

4 Calculated on 30,000,000 shares at a price of .029, the closing price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

Hector Gomez, M.D., Ph.D.
Director, Chairman of the	2002			$ 20,000
Board, Chief Medical Officer	2003		$725,000 [7]	$277,988

Tony Frudakis, Ph.D. [6]
Chief Scientific Officer	2001	$ 130,000
Director, Secretary	2002	$ 130,000
	2003	$ 130.000	$870,000 [7]	$307,888

Monica Tamborini [8]
Chief Financial Officer,	2003	$ 0	$580,000 [9]	$257,372
Chief Operations Officer

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Until August 2003, we leased our principal office from Pacific Atlantic Corporation, a corporation controlled by George Frudakis, the father of Tony Frudakis. On October 15, 2001, we signed a lease for this space. The lease ran for 10 years at $5,333 per month plus increases annually based on increases in the Consumer Price Index. In June of 2003, we renegotiated the lease. The new two year operating lease expires on May 31, 2005 with an option to extend the lease an additional five years at monthly rent of approximately $5,400. The building was sold to JSD Sarasota, LLC on August 26, 2003.

     In connection with the renegotiation of the lease, we agreed to pay Mr. Frudakis an amount equal to 6 months rent, payable in our common stock.

     On February 24, 2002, we entered into a Consulting Agreement and a Stock Purchase Option with Jack Luchese. At the time, Mr. Luchese was one of our directors. Under these agreements, and in addition to his service as one of our directors, Mr. Luchese agreed to provide us substantial management, business development and strategic planning advice through at least May 31, 2003. The sole consideration that we were obliged to pay under the Consulting Agreement was the grant of options to purchase stock under the Stock Purchase Option.

5 Calculated on 25,000,000 shares at a price of .029, the closing price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

6 Dr. Frudakis has been with us since inception and has held many titles and positions during that time including CEO, President and CFO. Dr. Frudakis is currently our CSO.

7 Calculated on 30,000,000 shares at a price of .029, the closing price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

8 Ms. Tamborini joined us in 2003.

9 Calculated on 20,000,000 shares at a price of .029, the closing price of the stock on May 16, 2003, the date the award was granted by the Board of Directors.

     The Stock Purchase Option provided for the issuance of up to 28,000,000 shares of our stock to Mr. Luchese at an exercise price of $0.01 per share. As of December 31, 2002, we had recognized $50,000 of consulting expense under this arrangement, and in January 2003, we issued 2,780,868 shares of our common stock as consideration for such liability. During the second quarter of 2003, we negotiated a Conversion Agreement with Mr. Luchese. In return for payment of $110,000, the agreement terminated all contracts between Mr. Luchese and us.

      In February 2002, we entered into a funding agreement with 4 shareholders, one of whom is Dr. Tony Frudakis, our Chief Scientific Officer, and one of our directors, and another of whom is George Frudakis, Dr. Frudakis' father. These shareholders initially agreed to loan us $2,000,000 between March 2002 and December 2002. These loans were to be repaid along with all accrued interest at 8% on January 31, 2003. In June 2002, we elected to satisfy $509,160 of these notes through the issuance of 14,547,355 shares of our common stock.

      During October 2002 the terms of this agreement were modified, effectively terminating the participation of two of the shareholders. Pursuant to the amended agreement, the remaining two shareholders (Dr. Frudakis and Mr. Frudakis) agreed to loan us $1,000,000 between December 2002 and December 2003. These loans were scheduled to mature, along with all accrued interest at 8%, on December 31, 2003. In the event of our default, the lenders' only remedy is to require us to issue shares of our stock as consideration for satisfaction of the debt. The number of shares to be issued for satisfaction of the debt will be based on a price of $.035 per share if the weighted average price of our stock is $.05 per share or above; alternatively if the weighted average price of our shares is less than $.05, the number of shares due will be calculated using a 40% discount to the market price. Notwithstanding this, in no event will the shares to be issued under this arrangement be based on a price of less than $.01 per share.

     At December 31, 2003, our notes payable to related parties approximated $298,043. The notes of approximately $45,000 and accrued interest of approximately $4,000 owed to George Frudakis were paid in full during January 2004. Tony Frudakis has agreed to extend his funding agreement under the same terms until December 31, 2004.

     We agreed to pay one of our directors, Hector Gomez, $20,000 annually for his role as Chairman of our Board of Directors. In addition, he has an option to purchase 2,600,000 shares of our common stock at an exercise price of $0.03. The options expire in four years.

     On April 1, 2003, we terminated a consulting agreement with GenBiomics, LLC. The original consulting agreement was signed on May 17, 2002. Since that time, two of GenBiomics members, Dr. Gomez and Mr. Gabriel, have agreed to become officers and directors of the Company. As a result, the prior consulting agreement was terminated. As of December 31, 2003, we had accrued $35,475 owed to GenBiomics for the services provided prior to the termination of the agreement. During 2003 and 2002, we recorded consulting expense related to this agreement of $10,000 and $41,250, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

     We dismissed our accounting firm Kingery, Crouse, and Hohl on September 19, 2003 and engaged Pender, Newkirk and Company. Our Board of Directors approved the change. Kingery, Crouse, and Hohl's reports on our consolidated financial statements for each of the years ended December 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope for accounting principles, except that the report of Kingery, Crouse and Hohl on our financial statements for the fiscal year ended December 31, 2002 contains an expression of substantial doubt regarding our ability to continue as a going concern.

     There were no disagreements with our former accountants and we filed a Current Report on Form 8-K with the SEC noting the change on September 19, 2003.

AUDIT AND RELATED FEES

     Audit Fees

     During 2002, we were billed by our accountants, Kingery, Crouse, and Hohl, approximately $36,000 for audit and review fees. During 2003, we were billed by Kingery, Crouse and Hohl, approximately $17,000 for audit and review fees associated with our 10-QSB and 10-KSB filings. In addition during 2003, we were billed by Pender, Newkirk and Company, our new accountants, approximately $49,000 for audit and review fees.

      Audit related fees

      None

      Tax Fees

      During 2003, we were billed approximately $1,400 by our accountants Pender, Newkirk and Company for the tax services that they supplied us. These services did not include the preparation and filing of our Forms 1120 but for researching other tax issues as requested by us.

      All Other Fees

      None.

      The Board of Directors has determined that the provision of services rendered above does not impair Pender, Newkirk and Company's independence.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Pender, Newkirk and Company to serve as the Company's independent accountants for the fiscal year ending December 31, 2004, subject to ratification by a majority of the shares represented either in person or by proxy at the Annual Meeting. The number of votes for ratification must exceed the number of votes against ratification, assuming a quorum is present, to ratify the selection of Pender, Newkirk and Company. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) will not count as votes against a ratification of Pender, Newkirk and Company.

     A representative of Pender, Newkirk and Company is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFYING THE SELECTION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

ANNUAL REPORT

     The Company's 2003 Annual Report on Form 10-KSB, which the Company has filed with the Securities and Exchange Commission, containing audited financial statements for the fiscal years ended December 31, 2003 accompanies this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     On June 18, 2004, the record date with respect to this solicitation for determining stockholders entitled to notice of, and to vote at, the Annual Meeting, 709,095,700 shares of the Company's Common Stock were outstanding. No shares of any other class of stock were outstanding. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. Each stockholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment thereof.

     The following table sets forth, as of June 18, 2004 certain information concerning beneficial ownership of shares of our stock and the approximate percentage of shares of our stock owned by (i) each person known to us to own 5% or more of the outstanding shares of stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. There are no arrangements in effect that would result in a change of control of the Company.

Title Of Class	Name And Address Of Beneficial Owner *	Amount Of Bene-	Percentage Of
		ficial Ownership	Class

Common	Tony Frudakis	60,782,937	8.57%

Common	Richard Gabriel	30,000,000	4.23%

Common	Hector Gomez	26,191,667#	3.69%

Common	Monica Tamborini	20,000,000	2.82%

Common	Directors and Officers as a Group (4 persons)	136,974,604	19.28%

*  Unless otherwise noted, c/o DNAPrint genomics, Inc., 900 Cocoanut Avenue, Sara-sota, FL 34236.

#  Represents 25,000,000 shares directly owned by Dr. Gomez and 1,191,667 shares which may currently be acquired by exercise of options.

STOCKHOLDER PROPOSALS

     For stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2005 Annual Meeting of Stockholders, they must be received by the Company's Secretary no later than February 23, 2005.

OTHER MATTERS

     At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters, which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors
TONY FRUDAKIS
Chief Scientific Officer and Secretary

Sarasota, Florida
July 1, 2004

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

DNAPRINT GENOMICS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Tony Frudakis and Richard Gabriel and either of them, as proxies, to vote all shares of Common Stock of DNAPrint Genomics, Inc. (the "Company") held of record by the undersigned as of June 18, 2004, the record date with respect to this solicitation, at the Company's 2004 Annual Meeting of Stockholders to be held at 900 Cocoanut Avenue, Sarasota, Florida 34236 on Thursday, July 29, 2004 at 10:00 AM Eastern Standard Time and all adjournments thereof, upon the following matters:

DNAPRINT GENOMICS, INC.
PLEASE MARK VOTE ON THE SPACE PROVIDED; USING DARK INK ONLY.

Proposal #1: The election of Richard Gabriel, Tony Frudakis and Hector Gomez as directors of the Company (check one of the following blanks):

      _____  FOR all of the above nominees (except do not vote for the nominee(s) whose name(s) appear(s) below):

      _______________________________________________________________

      _____  WITHHOLD AUTHORITY To vote for the above nominee(s)

Proposal #2: Ratify the appointment of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2004 (check one of the following blanks):

      _____  FOR the proposal to ratify the appointment of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2004

      _____  AGAINST the proposal to ratify the appointment of Pender, Newkirk and Company as the Company's independent auditors for the fiscal year ending December 31, 2004

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL #1 AND "FOR" THE RATIFICATION OF PENDER, NEWKIRK AND COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR FY 2004 IN PROPOSAL #2.

Please sign below, date, and return promptly:

Dated: _____________, _____, 2004

Signature

Additional Signatures if Jointly Held (if applicable). In signing as Attorney, Administrator, Executor, Guardian, or Trustee, please add your title as such.